 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON January 18, 2002.

                                                   Registration No. 333 - 73942


                                 --------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------


                          Amendment No. 2 to FORM S-3/A

                  REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 --------------

                                 CYBERCARE, INC.
             (Exact name of registrant as specified in its charter)


                  Florida                                   65-0158479
      (State or other jurisdiction                       (I.R.S. Employer
     of incorporation or organization)                   Identification No.)

                                 CyberCare, Inc.
                      2500 Quantum Lakes Drive, Suite 1000
                          Boynton Beach, Florida 33426
                                 (561) 742-5000
            (Name, address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                                 Steven M. Cohen
                             Chief Financial Officer

                                 CYBERCARE, INC.
                      2500 Quantum Lakes Drive, Suite 1000
                          Boynton Beach, Florida 33426
                                 (561) 742-5000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                             Joel D. Mayersohn, Esq.
                              Atlas Pearlman, P.A.
                     350 East Las Olas Boulevard, Suite 1700
                         Fort Lauderdale, Florida 33301
                                 (954) 763-1200

      Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                      CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED                  PROPOSED
   TITLE OF EACH                                                     MAXIMUM                   MAXIMUM
CLASS OF SECURITIES                            AMOUNT TO BE       OFFERING PRICE              AGGREGATE              AMOUNT OF
  TO BE REGISTERED                              REGISTERED           PER UNIT               OFFERING PRICE       REGISTRATION FEE
---------------------                        ---------------     -----------------         ----------------     ------------------
Common Stock, $0.0025 par value (1)             1,892,202             $1.09                  $2,062,500              $  515.63
Common Stock, $0.0025 par value (2)             5,000,000              1.09                   5,450,000               1,362.50
Common Stock, $0.0025 par value (3)               422,826              1.09                     460,880                 115.22
Common Stock, $0.0025 par value (4)             1,176,470              1.09                   1,282,352                 320.59
Common Stock, $0.0025 par value (5)               200,000              1.09                     218,000                  54.50
                                                ---------                                    ----------              ---------

Total Registration Fee                          8,691,498                                    $9,473,732              $2,368.44 *
                                                =========                                    ==========              =========
* previously paid
=================



      (1) Shares issuable as interest payments pursuant to the terms of convertible Subordinated Debentures. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the closing bid and asked price of the Common Stock as reported on the Nasdaq National Market on November 16, 2001.


      (2) Shares issuable pursuant to a Private Equity Line Agreement. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the bid and asked price of the Common Stock as reported on the Nasdaq National Market on November 16, 2001.


      (3) Shares issued pursuant to various contractual arrangements. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the closing bid and asked price of the Common Stock as reported on the Nasdaq National Market on November 16, 2001.

      (4) Shares issued pursuant to the exercise of Common Stock Purchase Warrants. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the closing bid and asked price of the Common Stock as reported on the Nasdaq National Market on November 16, 2001.

      (5) Shares issuable upon exercise of Common Stock Purchase Warrants. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the closing bid and asked price of the Common Stock as reported on the Nasdaq National Market on November 16, 2001.


            There is being registered hereunder an indeterminate number of shares of our common stock as may be issued from time to time to certain selling stockholders that may become issuable as a result of any stock splits, stock dividends or other similar events..


                            ------------------------

            The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS


SUBJECT TO COMPLETION, DATED _____________, 2002



CYBERCARE, INC.


8,691,498 shares of common stock



      This prospectus relates to 8,691,498 shares of our common stock which may be offered by certain selling security holders, of which 1,892,202 shares are issuable as interest payments under convertible subordinated debentures, 1,176,470 shares were issued upon the exercise of warrants and 200,000 shares are issuable upon the exercise of warrants, 5,000,000 shares are issuable pursuant to a private equity line agreement, and 422,826 shares have been issued pursuant to various contractual arrangements and are currently outstanding.


      Our Common Stock, par value $0.0025 per share is traded on the Nasdaq National Market under the trading symbol "CYBR". On January __, 2002, the last reported sale price for our common stock was $______.


      THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      STRATEGIC INVESTMENT MANAGEMENT, S.A. IS CONSIDERED AN UNDERWRITER WITH RESPECT TO ALL OF ITS SHARES OF COMMON STOCK PURCHASED PURSUANT TO THE PRIVATE EQUITY LINE AGREEMENT AND OFFERED FOR SALE UNDER THIS PROSPECTUS.



                     The date of this Prospectus is ____________, 2002

                                TABLE OF CONTENTS

                                                                           Page

      Summary Information, Risk Factors and Ratio of Earnings to
      Fixed Changes

            Business.......................................................   3

            Risk Factors...................................................   4

      Cautionary Statement about Forward-Looking Information...............  14

      Use of Proceeds......................................................  15

      Description of Securities to be Registered...........................  15

      Selling Security Holders.............................................  16

      Plan of Distribution.................................................  26

      Where You Can Find More Information..................................  27

      Interests of Named Experts and Counsel

            Legal Matters..................................................  28

            Experts........................................................  28

      Incorporation of Certain Information by Reference....................II-2


            THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                    BUSINESS


The Company consists of three separate and distinct businesses:

            Institutional pharmacy whose operations support assisted living and similar long-term care facilities;

            Physical therapy and rehabilitation group focusing on occupational, physical and speech therapy; and

            Technology division focused on the development and introduction of patented products and services used in remote monitoring, care and communication between patients, caregivers and other people included in the healthcare continuum.

We have disclosed our intention to sell all non-technology entities and focus exclusively on the technology division moving forward.

Our technology division is a tele-health solutions company improving the delivery of care through its products and services. Tele-health is the remote monitoring and delivery of care via specially designed hardware and software, through standard telephone lines and/or broadband connectivity, either directly or in a network-based environment over the internet. Product offerings focus on tools that enable health plans, home health, disease management agencies, employers, hospital systems, HMO's, insurers and other risk bearing organizations to better manage the cost of care through wellness and disease management programs.

We create an online interactive community that incorporates all members of the care team in the healthcare delivery process, resulting in cost reductions and the improvement in the quality of patient care. Utilizing patented technology for the remote monitoring and real-time interactive communication between patients and caregivers, the CyberCare System(TM) allows for effective and efficient electronic disease management, including automatic data collection, case management, and personal interaction. The CyberCare System, which consists of the Electronic HouseCall(TM) family of products ("EHC"), the CyberCare 24 Network(TM), and the CyberHealth Manager(TM), provides a complete package of tele-health products and services for patients, caregivers and payors. We are committed to quality and our solutions are global in nature. We intend to market our products and services in foreign markets via a series of joint venture partnerships with local organizations that understand local health care delivery issues and which have a strong local presence, appropriate infrastructure and relationships with industry and government.

Our proprietary software application is the Electronic HouseCall application that is running on the EHC patient and provider line of products that include videoconferencing and medical measurement capabilities. This software application was originally developed at Georgia Tech and further modified by us. The software application implements the patented technology that was licensed to us from Georgia Tech and the Medical College of Georgia. The patent (US Patent No. 5987519 titled "Telemedicine system using voice video and data encapsulation and de-encapsulation for communicating medical information between central monitoring stations and remote patient monitoring stations") secures all telemedicine applications that use packet-based technology to simultaneously exchange voice, video, and medical data. Also incorporated in the software application is the technology secured by US Patent No. 6112224 titled "Patient monitoring station using a single interrupt resource to support multiple measurement devices" as well as technology secured by multiple patents pending.

Our CyberCare System is comprised of monitoring devices (units) and peripheral medical devices designed for use by patients and units designed for use by care providers. Units and peripherals determined to be medical devices have received marketing approval by the United States Food and Drug Administration (FDA) as described below. Other units are not subject to FDA regulatory approval or, because they have been determined to be line extensions of a "cleared" unit, do not require additional regulatory approval.

PATIENT UNITS

EHC100: This unit is a general-purpose telecommunications device for use by patients and is not regulated by the FDA. It uses standard telephone lines and is intended for use by an unassisted patient in his or her residence. The unit allows the patient to use certain peripheral medical devices and take their own vital signs measurements, such as blood pressure, blood glucose level and body weight. The unit then transmits the measurements to a database that resides on the CyberCare 24 Network(TM) for review, analysis and appropriate action by a care provider.

EHC1500: The EHC1500 is a variation of the EHC100 that uses a pocket PC platform, thereby allowing greater portability and flexibility of use. It can be configured to handle up to three peripheral medical devices, including a blood pressure cuff, weight scale and blood glucose meter. It communicates and transmits the vital signs data through the CyberCare 24 Network using a standard telephone line or by wireless connection.

EHC400: This patient unit has received FDA marketing clearance and uses broadband telecommunication services to connect to the CyberCare 24 Network. It allows the patient to interact with care providers (such as a physician, nurse, physician assistant, care manager, etc.) situated in another location in a "virtual housecall" through an audio-visual videoconference, and allows the patient, using various peripheral medical devices, to collect and transmit his or her own medical measurements (such as blood pressure, using a sphygmomanometer; temperature, using an electronic oral thermometer; blood oxygen saturation and pulse, using a pulse oximeter; blood glucose (sugar) level, using a glucometer; body weight, using an electronic weight scale; and/or heart, lung and bowel sounds, using an electronic stethoscope) through the CyberCare 24 Network for immediate or later review by care providers.

EHC300: This patient unit is similar to the EHC400, but only permits audio-visual videoconferencing without the addition of peripheral medical devices or vital sign data collection. It communicates with care provider units via the CyberCare 24 Network using standard telephone lines and has the capability to engage in multipoint conferences with other units through the CyberCare 24 Network.

EHC350: Similar to the EHC400, this patient unit combines the audio-visual videoconferencing capabilities of the EHC300 with peripheral medical device availability and patient vital signs data collection through a special module to accommodate the peripheral devices. The Model 350 is equipped with a module for accommodating the connection of peripheral devices and communicates and transmits data through the CyberCare 24 Network using standard telephone lines.

EHC2000: This is a more advanced, compact and lightweight version of the EHC400 which supports the use of peripheral medical devices including "plug and play" USB ports. It also features a magnetic card reader and can use either standard analog telephone lines or broadband telecommunications service to communicate and transmit data via the CyberCare 24 Network.

EHC2050: This patient unit is a variation of the EHC 2000 and uses standard telephone lines to communicate and transmit data either using the routed architecture of the CyberCare 24 Network or directly (in a "point-to-point" manner) to a care provider using either an EHC650 or EHC1650 care provider unit.

CARE PROVIDER UNITS

EHC600: The EHC600 care provider workstation unit has received FDA marketing clearance and uses broadband telecommunications service to allow care providers to conduct a "virtual housecall" and interact with a remotely situated patient in an audio-visual videoconference. Incorporating the Cyber HealthManager software, this unit also allows care providers to initiate collection of certain patient vital signs measurements during a "virtual housecall" as well as review patient vital sign measurements and snapshot images (such as for wound care treatment) transmitted by a patient unit through the CyberCare 24 Network. This unit enables the care provider to assess patient status, analyze patient data and develop reports through its various software capabilities.

EHC650: This unit has the same features as the EHC600, except that it communicates directly with an EHC2050 patient unit (in a "point-to-point" manner) rather than through the routed architecture of the CyberCare 24 Network.

EHC1600: This care provider unit is a laptop version of the EHC600 workstation, but uses either standard analog telephone lines or broadband telecommunications service to communicate via the CyberCare 24 Network.

EHC1650: This model is similar to the EHC1600 except that it utilizes standard analog telephone lines to communicate directly (in a "point-to-point" manner) with patient units having videoconferencing capabilities. The EHC1650 uses a stand alone database and can be connected with the CyberCare 24 Network as needed for periodic software and database updates.

EHC1625: This care provider unit is a scaled-down, hand-held version of the EHC600 and uses pocket PC platform. It is a care management device that enables the care provider to remotely monitor patient vital sign data transmitted from a patient unit. It does not permit direct interaction or video conferencing with a patient. It is web-enabled and operates either in a wireless environment or using standard analog telephone lines to communicate via the CyberCare 24 Network.

EHC3000 CARE MANAGEMENT SOFTWARE: This is a web-enabled software platform that allows the care provider access, via the internet and a secure home page, to the data on the CyberCare 24 Network database transmitted from patient units. It operates on any computer with internet access that utilizes an industry standard browser and can provide electronic mail notifications to care providers regarding a patient's condition based on programmable ranges and/or thresholds determined by the care provider.

PERIPHERAL MEDICAL DEVICES AND SOFTWARE APPLICATIONS

A number of peripheral medical devices are used in connection with certain EHC patient units, some of which we obtain commercially from medical device suppliers and others which we have developed ourselves. We have developed certain medical devices and software applications as principle components of the CyberCare System and have received FDA marketing clearance on such items as follows:

Weight Scale - FDA marketing clearance obtained.
Blood Glucose Meter - FDA marketing clearance obtained.
Electronic Stethoscope - FDA marketing clearance obtained.
Blood Pressure Cuff (Sphygmomanometer) - FDA marketing clearance obtained. Pulse Oximeter - FDA marketing clearance obtained.
Electronic Oral Thermometer - FDA marketing clearance obtained
Spirometer - Application for FDA marketing clearance in progress.
Medication Compliance Option - Application for FDA marketing clearance in progress.


The CyberCare System has a very flexible configuration and system design, allowing the EHC products to meet various application requirements and conditions for different market segments. The products and services may be combined in a fully network-based- system or in a point-to-point configuration. In addition to workstation type units, the CyberCare System includes web-based, mobile and hand-held EHC units for both the caregiver and the patient so they are not constrained by the boundaries of home, office or expensive stand alone equipment. All the EHC products conform to industry standards and may be integrated into customer workflow and data management operating systems. Significant attention in the design process has been devoted to security, confidentiality and privacy, as well as to intended target markets. The CyberCare System helps the caregiver to track clinical outcomes and improvements in medication and treatment compliance.

The CyberCare System has been designed to be implemented in fee-for-service, case rate, episodic rate or capitation environments.


OUR OTHER BUSINESSES

       We provide physical, occupational, speech therapy and pain rehabilitation services in clinics currently owned and/or operated. We rely upon community reputation, customer referrals, medical resource referrals and payor sources. We identify market areas to expand in and open new clinics based on our experience and market demographics. We currently employ approximately 128 people in this segment. On average, each physical therapy clinic typically has a staff of three, including a fully licensed therapist, a licensed therapy assistant and an administrative secretary/rehabilitation aide. We develop rehabilitation clinics with specific geographic locations throughout Florida that we believe will create synergies and operating efficiencies and satisfy the cost containment requirements of significant payor sources. Our rehabilitation services include specialty programs, like pain management, coupled with traditional services, such as primary care, orthopedic and neurological physician services and comprehensive rehabilitation.


      Our Pharmacy is a closed system institutional pharmacy employing approximately 60 individuals with its principal place of business in Lakeland, Florida. Through this segment, we provide unit-dosed medications to over 4,000 residents in 64 assisted-living facilities across central and west Florida by delivering directly to the facilities serviced.



                                  RISK FACTORS

      Before you invest in our securities, you should be aware that there are various risks. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business and operations. You should carefully consider these risk factors, together with all of the other information included in or incorporated by reference into this prospectus before you decide to purchase our securities. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND A SUBSTANTIAL ACCUMULATED DEFICIT AND WE MAY NEVER REACH PROFITABILITY

      To date, we have been unable to generate revenue sufficient to be profitable on a consistent basis. Consequently, we have sustained substantial losses. Net loss for the nine months ended September 30, 2001 was $21,228,000. Net losses for the years ended December 31, 2000 and 1999 were $28,698,000 and $10,808,000, respectively. Our accumulated deficits as of September 30, 2001, December 31, 2000 and December 31, 1999 were $88,378,000, $67,150,000, and
$38,452,000, respectively. Our products and services may never achieve the commercial acceptance necessary to achieve the level of revenues needed to be profitable in the future or, if profitability is achieved, that it will be sustained.

WE MAY NEED TO OBTAIN ADDITIONAL FINANCING AND WE CANNOT BE CERTAIN THAT ADDITIONAL FINANCING WILL BE AVAILABLE WHEN NEEDED OR ON TERMS FAVORABLE TO US OR OUR STOCKHOLDERS



      Our future capital requirements will depend on many factors, including but not limited to:

      *     the market acceptance of the CyberCare System;

      * the levels of promotion and marketing required to attain a competitive position in the marketplace;

      * the extent to which we invest in new technology and improvements of existing technology; and

      * the response of competitors to our introduction of the CyberCare System and other new products and services.

      To the extent that funds generated by certain Securities described in this Registration Statement, together with existing resources, are insufficient to fund our activities over the long-term, we will need to raise additional funds through equity or debt financing or from other sources. Our available funds, coupled with the funds from our equity line of credit will be sufficient to meet our cash needs through December 31, 2002. The sale of additional equity or convertible debt may result in additional dilution to our stockholders. To the extent that we rely upon debt financing, we will incur the obligation to repay the funds borrowed with interest and may become subject to covenants and restrictions that restrict operating flexibility. Failure to obtain necessary financing could have a material adverse effect on our business, financial condition or results of operations.


WE MAY NOT BE ABLE TO PROTECT PATENTS AND PROPRIETARY TECHNOLOGY, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

      Our ability to compete effectively in the tele-health industry will depend on our success in developing and marketing our products and services and/or acquiring other suitable businesses and protecting our proprietary technology both in the United States and abroad. We currently have a license for certain patents and have several patents pending. We intend to file additional patent applications that we deem to be economically beneficial. If we are not successful in obtaining and defending patents or demonstrating that our technology is proprietary under trade secret laws, we will have limited protection against those who might copy our technology. We may incur substantial costs in defending any patent or license infringement suits or in asserting any patent or license rights, including those granted by third parties. The expenditure involved in asserting, obtaining or defending these intellectual property rights may be more than we can afford.

      Although we have and will continue to enter into confidentiality, covenant not to compete and invention agreements with our employees, consultants, partners and acquisition targets, such agreements may not be honored or they may not be able to adequately protect our rights to our non-patented trade secrets and know-how.

THIRD PARTIES MAY CLAIM THAT WE HAVE BREACHED THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD RESULT IN SIGNIFICANT ADDITIONAL COSTS OR PREVENT US FROM PROVIDING ALL OF OUR SERVICES


      Certain products, which are components of the CyberCare System, were the subject of a patent infringement complaint filed March 2, 2001 by the Cybernet Systems Corporation ("Cybernet") in the United States District Court for the Eastern District of Michigan. The complaint alleged that at least our EHC 600 Provider Stations, EHC 500 and EHC 400 Patient Stations, and EHC 200 Videoconferencing Station infringed Cybernet's U.S. Patent No. 6,050,940, issued April 18, 2000, for "General-Purpose Medical Instrumentation". The complaint was never served on us and the lawsuit was dismissed by court order on July 5, 2001 based on the plaintiff's failure to prosecute the case. Had the lawsuit been pursued, we strongly believe we have good and valid defenses to Cybernet's charges of infringement, including, but not limited to, that each of the accused products do not infringe any of the Cybernet patent claims. We are not aware of other claims or threats of claims regarding patent infringement or alleged infringement.

      Third parties may bring claims of copyright or trademark infringement, patent infringement or misappropriation of creative ideas or formats against us with respect to content that we distribute or our technology or marketing techniques and terminology. Claims of this kind, even if without merit, could be time-consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or prevent us from distributing certain content or utilizing important technologies, ideas or formats.

      Defending and prosecuting intellectual property suits, interference proceedings and related legal and administrative proceedings are costly, time-consuming and divert the attention of technical and management personnel. Litigation may be necessary to enforce our patents or defend our patent rights, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. If the outcome of any such litigation or interference proceedings is adverse to us, it could subject us to significant liabilities to third parties or require us to license disputed rights from third parties or cease using such technology, which would have a material adverse effect on our business, financial condition, results of operations and future growth prospects. Patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, which can include ongoing royalties. We may not obtain the necessary licenses on satisfactory terms, if at all.

CHANGES IN PAYMENT FOR MEDICAL SERVICES COULD HARM OUR BUSINESS


      We believe that trends in cost containment in the health care industry will continue to result in a reduction in per-patient revenues which may impact our health services segments. The federal government has implemented, through the Medicare program, a payment methodology for physician services. This methodology is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated physicians the same amount for the same services. The schedule is adjusted each year and is subject to increases or decreases at the discretion of Congress Reduced operating margins may not be recouped by us through cost reductions, increased volume, introduction of additional procedures or otherwise. Rates paid by non-governmental insurers, including those that provide Medicare supplemental insurance, are based on established physician, ambulatory surgery center and hospital charges, and are generally higher than Medicare payment rates. A change in the makeup of the patient mix of our practices and those that we manage that results in a decrease in patients covered by private insurance or a shift in private pay payment structures could adversely affect our business, financial condition or results of operations.


CERTAIN PAYMENTS TO OUR PT&R SUBSIDIARY HAVE BEEN SUSPENDED BY MEDICARE


      Our Physical Therapy and Rehabilitation ("PT&R") subsidiary received a letter from the Health Care Financing Administration (now known as the Centers for Medicare and Medicaid Services ("CMS")), through its intermediary, notifying it of the suspension of Medicare payments to PT&R pending resolution of certain complaints from patients regarding services rendered during the year 2000. The complaining patients constituted less than 1% of PT&R's Medicare patients. During the suspension, the Medicare program continued to process PT&R's claims but withheld a total of $1,465,000 of amounts due PT&R. In August 2001 the suspension was lifted, although a portion of the reimbursement amounts for processed claims remains in escrow totaling $1,114,000, pending further review. We are working cooperatively with CMS to resolve any outstanding issues and to effectuate release of the amount held in escrow.


WE ARE THE SUBJECT OF SECURITIES CLASS ACTION LITIGATION


      We are currently the subject of a consolidated class action lawsuit against us and certain of our executive officers alleging violations of federal securities laws. The action seeks unspecified damages and costs. Securities litigation could result in substantial costs to us and could divert management's attention and resources away from our operations and development. Although we have insurance coverage for this consolidated action which we believe will be adequate to cover defense costs, an exception or exclusion to coverage may apply or such coverage will in fact cover all defense costs. We believe that we have meritorious defenses to these suits, but we may not prevail in this litigation. Since this consolidated action is in the early stages, we cannot predict the outcome of this litigation or determine the full potential impact it may have on our liquidity or financial condition. We and our executives believe the claims made by the complaint lack merit.

WE HAVE LIMITED EXPERIENCE CONDUCTING OPERATIONS INTERNATIONALLY, WHICH MAY MAKE OVERSEAS EXPANSION MORE DIFFICULT AND COSTLY

      We have begun the process of initiating business network operations in several foreign countries. We are subject to differing laws, regulations and business cultures which may adversely impact our business. We may also be exposed to economic and political instability and international unrest. Although we have and will continue to enter into agreements with our partners and customers that attempt to minimize these risks, such agreements may not be honored or we may not be able to adequately protect our interests.


      We plan to expand our international operations in the future. There are many barriers and risks to competing successfully in the international marketplace, including:

      *     Costs of customizing products for foreign countries;

      *     Foreign currency risks;

      *     Dependence on local vendors;

      * Compliance with multiple, conflicting and changing laws, and regulations and policies;

      *     Longer sales cycles;

      *     Import and export restrictions and tariffs.



      As a result of these competitive barriers to entry and risks, we may not be able to successfully market, sell and deliver our products and services in international markets.


      We may engage in hedging transactions in the future to manage or reduce our foreign exchange risk. However, our attempts to manage our foreign currency exchange risk may not be successful and, as a result, our net earnings could be negatively affected by any unfavorable fluctuations in foreign currency exchange rates.

      Our foreign operations could also be subject to unexpected changes in regulatory requirements, tariffs, and other market barriers and political and economic instability in the countries where we operate. Due to our foreign operations, we could be subject to such factors in the future and the impact of any such events that may occur in the future could subject us to additional costs or loss of sales, which could negatively affect our operating results.

THE NATURE OF OUR BUSINESS EXPOSES US TO PROFESSIONAL AND PRODUCT LIABILITY CLAIMS, WHICH COULD MATERIALLY ADVERSELY IMPACT OUR OPERATIONS

      Our business and technology exposes us to potential professional and product liability risks which are inherent to such business and products, including the risks associated with providing tale-health and disease management products and services through a virtual private network which is reliant upon telecommunications pipelines and connects provided by third parties which may, from time to time, experience interruption of service. We carry reasonably adequate insurance to protect against professional and product liability, including errors and omissions in our technology and software design, unauthorized access to our network and loss or interruption of service or system functions, could materially adversely impact our business and operations.

WE MAY LOSE REVENUE OR INCUR ADDITIONAL COSTS BECAUSE OF SYSTEM FAILURE


      Any system failure that causes interruptions in our operations may have an adverse effect on our business, financial condition or results of operations. Our services are dependent on our own and other companies' abilities to successfully integrate technologies and equipment. In connecting with other companies' equipment we take the risk of not being able to provide service due to telecommunications failure. There is also the risk that our equipment may malfunction or that we could make an error, which may negatively affect our customers' service. Our hardware and other equipment may also suffer damage from natural disasters and other catastrophic events, such as loss of power and telecommunications failures. We have taken a number of steps to prevent our service from being affected by natural disasters, including development of redundant systems. Nevertheless, such steps and redundancies may not l prevent our system from becoming disabled in the event of a hurricane, power outage or otherwise. The failure of our system resulting from the effects of a natural or man-made disaster could have an adverse effect on our relationship with our customers and our business, financial condition and results of operation.


THE LOSS OF CERTAIN MEMBERS OF OUR MANAGEMENT TEAM COULD MATERIALLY ADVERSELY AFFECT US.


      We are dependent, to a significant extent, on the continued efforts and abilities of members of our management team and the majority of which have employment contracts. The Company is the owner of one million dollar key man life insurance policies insuring the lives of the Chairman, President and Executive Vice President. We have had a high degree of success of attracting and retaining key personnel. Currently, we are not aware of any key personnel plans to retire or leave the Company in the near future. If we were to lose the services of any of these individuals or other key employees without obtaining a qualified replacement, our business could be materially adversely affected.

      We believe that our success will also depend upon our ability to hire, train and retain other highly skilled personnel. We compete in a new market and there are a limited number of people with skills necessary to provide the services our clients demand. Competition for quality personnel is intense. We cannot be sure that we will be successful in hiring, assimilating or retaining the necessary personnel, and our failure to do could affect our business, financial condition and results of operation.


WE COMPETE WITH A NUMBER OF ESTABLISHED COMPANIES, SOME OF WHICH HAVE SIGNIFICANTLY GREATER FINANCIAL, TECHNOLOGICAL AND MARKETING RESOURCES THAN WE DO, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH THESE COMPANIES.


      The network-based tele-health solutions business is relatively new and evolving. We compete with companies in the tele-health and monitoring business and from other industries. The health care industry in general and the market for medical ancillary services specifically are highly competitive. We compete with ancillary services companies that are larger and have greater financial resources than we do. We face competition from companies that provide network-based tele-health solutions, most of which are in the early stages of development.

      We believe that we compete effectively by providing superior technology and network-based tele-health solutions and more personalized care to the patients and customers we serve. We believe the primary competitors for EHC products are small, privately-held companies, none of which have established a major market position as of this time. Some larger companies, such as Panasonic and Agilent, have also recently announced initiatives in this market. Key differentiating factors between us and our competitors in this segment lie primarily in our network-based tele-health solutions architecture which utilizes our patented technology and our developed software applications.


RISKS RELATED TO OUR INDUSTRY

WE CANNOT GUARANTEE YOU THAT OUR PRODUCTS WILL BE FULLY DEVELOPED OR ACCEPTED BY THE HEALTH CARE INDUSTRY


       Payors, physicians, medical providers or the medical community in general may not accept and utilize our products and services. The extent that and the rate at which our products achieve market acceptance and penetration will depend on many variables, including the establishment and demonstration in the medical insurance and payor communities of the clinical safety, efficacy and cost-effectiveness of our products and services, the advantage of these products over existing technology, third-party reimbursement practices and our manufacturing, quality control, marketing and sales efforts. There can be no assurance that similar risks will confront any other products and services we develop in the future. Failure of our products and services to gain market acceptance would have a material adverse effect on our business, financial condition, and results of operations.


WE ARE SUBJECT TO A SIGNIFICANT NUMBER OF HEALTH CARE INDUSTRY REGULATIONS AND RELATED REGULATIONS, THE FAILURE OF TO COMPLY WITH, COULD MATERIALLY ADVERSELY AFFECT OUR OPERATIONS

      We are subject to substantial potential liability resulting from a variety of possible causes, including violation of numerous health care laws, malpractice and product liability. Many of the health care laws to which we are subject are broad in scope and difficult to interpret. If any actions or lawsuits are brought against us in the future, such actions or lawsuits could have a materially adverse effect on us. Violations of the state and federal anti-kick-back laws and regulations could result in substantial civil and/or criminal penalties and/or administrative sanctions for the individuals or entities, including exclusion from participation in the Medicare and Medicaid programs, as well as the suspension or revocation of professional licensure. Such sanctions, if applied to us or any of our employees, could result in significant loss of reimbursement and could have a material adverse effect on us.


      We attempt to minimize our potential liability through implementation of and adherence to compliance policies and procedures, effective supervision and personnel recruitment procedures. We also carry a variety of insurance policies including policies insuring against certain negligent acts. Insurance policies may not adequately cover our losses resulting from such potential liability and we may be unable to continue to qualify for, or be able to afford or obtain such insurance in the future.


      The Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), among other things, mandates administrative simplification of electronic data interchanges of health information, including standardizing transactions, establishing uniform health care provider, payer and employer identifiers and seeking protections for confidentiality and security of patient data. Final regulations governing health care transaction security were published in the August 17, 2000 FEDERAL REGISTER, and will become effective for most entities in or after October 2002. Final regulations governing privacy and confidentiality of individually identifiable health information were published in the December 20, 2000 FEDERAL REGISTER, and will become effective for most entities in or after February 2003. Many of the provisions of HIPAA do not directly apply to us since we are not included in the types of entities to which HIPAA applies. However, because we may be considered a business associate of a covered entity, and because the implementation of our CyberCare System for our customers necessitates that we have interaction with patient users of the system, we will nonetheless have to comply with certain aspects of the HIPAA regulations. We are proceeding to assess where our current systems diverge from HIPAA's privacy and security requirements and to implement protocols and procedures that will bring such systems and areas into compliance before the deadlines identified in the final regulations. We are unable at this time to assess the cost of implementation of the administrative simplification requirements of HIPAA that are applicable to our business.


RISK FACTORS ASSOCIATED WITH CONTRACTS AND SUB-CONTRACTS WITH THE U.S.
GOVERNMENT

      It is our goal to introduce the CyberCare System for use by agencies or authorities of the federal and state governments (such as the U.S. Veterans Administration, Medicare, Medicaid, TRICARE, or other federally or state funded health care programs) and we are currently engaged in the administration of pilot programs for our CyberCare System with certain of these agencies and authorities. Accordingly, a portion of our revenue may be derived from contracts or subcontracts funded by the U.S. government or other state or local governments. Therefore, our financial performance may be adversely affected by changing government (federal, state or local) procurement practices and policies as well as declines in government spending and funding. The factors that could have a material adverse effect on our ability to win new contracts with the federal, state or local governments, or retain existing contracts, include the following: budgetary constraints; changes in government funding levels, programs, policies or requirements; technological developments; the adoption of new laws or regulations; and general economic conditions.

NEW LEGISLATIVE DEVELOPMENTS COULD RESULT IN FINANCIAL HARDSHIP


      Legislation regarding health care reform may be introduced in the future by Congress or state legislatures. Any such reforms at the federal or state level could significantly alter patient-provider relationships. State and federal agency rule-making addressing these issues is also expected. No predictions can be made as to whether future health care reform legislation, similar legislation or rule-making will be enacted or, if enacted, its effect on us. Any federal or state legislation prohibiting investment interests in, or contracting with, us by physicians or health care providers for which there is no statutory exception or safe harbor would have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR STOCK

SUBSTANTIALLY ALL OF OUR SHARES ARE ELIGIBLE FOR RESALE, WHICH MAY HAVE A DEPRESSIVE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK


      As of December 31, 2001, we had ___________shares of our Common Stock outstanding, of which substantially all can be sold under an effective registration statement or under Rule 144. Under Rule 144, a person who has held restricted securities for a period of one year may sell a limited number of shares to the public in ordinary brokerage transactions. Sales under Rule 144 may have a depressive effect on the market price of our Common Stock due to the potential increased number of publicly held securities. The timing and amount of sales of Common Stock that are currently eligible to be resold pursuant to Rule 144 could have a depressive effect on the future market price of our Common Stock.


THE ISSUANCE OF SHARES OF COMMON STOCK UNDER THE PRIVATE EQUITY LINE AGREEMENT WILL BE DILUTIVE TO OUR EXISTING STOCKHOLDERS


      Pursuant to the terms of the Private Equity Line Agreement, we may issue up to $15,000,000 of shares of our Common Stock to Strategic Investment Management, S.A. at a price equal to approximately 85% of the market price of the Common Stock, pursuant to the terms of the Private Equity Line Agreement. By raising additional funds and issuing additional common shares under the private equity line, our stockholders may experience dilution and various investors engaging in short selling activities might also affect the market price of our common shares. As a result of a decrease in our common stock price, we could face delisting, a damaged capital structure and the availability of additional financing.


THE EXERCISE OF OPTIONS AND WARRANTS WILL BE DILUTIVE TO OUR EXISTING
STOCKHOLDERS


      As of December 31, 2001, we had outstanding warrants and options to purchase a total of shares of our Common Stock at prices ranging from between $0.50 and $31.50 per share, shares of which are fully vested. Included in the total warrants and options outstanding are stock options to purchase up to __________of the Company's' Common Stock. These options will only vest in three equal installments and vesting will not begin until the Company deploys and installs at least 4,000 Electronic tele-health Workstation units ("units") or when the Company recognizes revenue from the deployment of the units of not less than $7.5 million one year from date of the grant, whichever is later. We are also authorized to issue up to an additional ___________options without shareholder approval under our company stock option and stock purchase plans.


THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF OUR SUBORDINATED DEBENTURES COULD NEGATIVELY EFFECT THE MARKET PRICE FOR OUR COMMON STOCK

      We have outstanding subordinated debentures which are convertible into Common Stock at the holder's option at a conversion price equal to 90% of the average closing price for the 20 days trading prior to the date of the conversion notice, but no less than $3.25 per share.

      Because the conversion price is not fixed the ultimate number of shares of Common Stock issuable if the holders elect to convert the $10 million principal amount of the Subordinated Debentures is unknown at this time. Based upon an average market price of $3.25 per share (which is the minimum conversion price and above the 20 day trading price), we would be obligated to issue 3,076,923 shares on conversion if all $10 million of the Subordinated Debentures were converted.

WE MAY ISSUE ADDITIONAL SHARES AND DILUTE YOUR OWNERSHIP PERCENTAGE

      Some events over which you have no control could result in the issuance of additional shares of our Common Stock or Preferred Stock, which would dilute your ownership percentage in CyberCare. We may issue additional shares of Common Stock or Preferred Stock:

      *     to raise additional capital or finance acquisitions;

      *     upon the exercise or conversion of outstanding options and warrants

      * upon the sale of shares of Common Stock pursuant to the Private Equity Line Agreement;

      * as interest payments for and/or upon conversion of certain Subordinated Debentures that have been issued; and/or

      *     in lieu of cash payment of dividends or for services rendered.

YOUR PERCENTAGE OF OWNERSHIP AND VOTING POWER AND THE PRICE OF OUR COMMON STOCK MAY DECREASE BECAUSE WE HAVE ISSUED, AND IN THE FUTURE MAY ISSUE, A SUBSTANTIAL NUMBER OF SHARES OF COMMON STOCK OR SECURITIES CONVERTIBLE INTO OR EXERCISABLE FOR OUR COMMON STOCK

      We have the authority to issue up to 200 million shares of our Common Stock and 20 million shares of our Preferred Stock without stockholder approval. We may also issue options and warrants to purchase shares of our Common Stock. Future issuances could be at values substantially below the price paid for our Common Stock by current stockholders. We may conduct additional future offerings of our Common Stock, Preferred Stock, or other securities with rights to convert the securities into shares of our Common Stock which may result in a decrease in the value or market price of our Common Stock. Further, the issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change of ownership without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock.


WE ANTICIPATE VOLATILITY IN OUR STOCK PRICE

      The market price for securities in our industry historically has been highly volatile. From January 1, 2000 through November 16, 2001, the price of our Common Stock has fluctuated between $39.75 and $0.70 per share. The price of our Common Stock may be subject to fluctuations in response to:

      *     quarter to quarter variations in operating results;

      *     vendor additions or cancellations;

      *     creation or elimination of funding opportunities;

      *     favorable or unfavorable coverage by securities analysts;

      *     the availability of products, technology and services; and

      *     other events or factors, many of which are beyond our control.

      These broad market and industry factors may cause the price of our Common Stock to decline, regardless of our actual operating performance.

      CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

      This prospectus and other materials we have filed or may file with the Securities and Exchange Commission, as well as information included in oral statements or other written statements made, or to be made, by us, contain, or may contain disclosures which are "forward-looking statements".

      This Registration Statement on Form S-3 contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "could," "may," "will," "believes," "anticipates," "plans," "expects," "projects," "estimates," "intends," "continues," "seeks," "predicts," "expectations," variations of such words and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict. As a result, because these statements are based on expectations as to future performance and events and are not statements of fact, actual events or results may differ materially from those expressed or forecast in such forward-looking statements. Factors that might cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, without limitation, those discussed in our filings with the Securities and Exchange Commission, including but not limited to our most recent proxy statement and "Risk Factors" in our most recent Form 10-KSB as well as Future Factors that may have the effect of reducing our available operating income and cash balances.

      Future Factors include risks associated with the uncertainty of future financial results; government approval processes; changes in the regulation of the healthcare and technology industries at either the federal or state levels; changes in reimbursement for services by government or private payors; competitive pressures in the healthcare and technology industries and the Company's response thereto; delays or inefficiencies in the introduction, acceptance or effectiveness of new products; the impact of competitive products or pricing; the Company's relationships with customers and partners; cash expenditures related to possible future acquisitions and expansions; on-going capital expenditures; the Company's ability to obtain capital in favorable terms and conditions; increasing price, products and services; U.S. and non-U.S. competitors, including new entrants; rapid technological developments and changes and the Company's ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products and services; the availability of manufacturing capacity, components and materials; the ability to recruit and retain talent; the achievement of lower costs and expenses; credit concerns in the emerging service provider market; customer demand for the Company's products and services; U.S. and non-U.S. government and public policy changes that may affect the level of new investments and purchases made by customers; changes in U.S. and non-U.S. governmental regulations; protection and validity of patent and other intellectual property rights; reliance on large customers and significant suppliers; the ability to supply customer financing; technological implementation; and cost/financial risks in the use of large, multiyear contracts; the Company's credit ratings; the outcome of pending and future litigation; continued availability of financing, financial instruments and financial resources in the amounts, at the times and on the terms required to support the Company's future business; general industry and market conditions and growth rates; and general U.S. and non-U.S. economic conditions, including interest rate and currency exchange rate fluctuations.

      You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein. These statements should be considered only after carefully reading this entire Form S-3 and the documents incorporated herein by reference.



                                 USE OF PROCEEDS


      We will receive up to $200,000 in gross proceeds from the exercise of warrant shares included in this Registration Statement, and up to $15,000,000 from the sale of common stock pursuant to the Private Equity Line Agreement with Strategic Investment Management, S.A., a British Virgin Islands Corporation ("SIM"). We presently intend to use these proceeds for general working capital.


      There can be no assurances that any of the outstanding warrants will be exercised or that any Common Stock in excess of the minimum $1 million in Common Stock will be sold to SIM pursuant to the terms of the Private Equity Line Agreement. Pending utilization of the proceeds as described above, the net proceeds will be deposited in interest bearing accounts or invested in money market instruments, government obligations, certificates of deposits or similar short-term investment grade interest bearing investments.


                           SECURITIES TO BE REGISTERED

GENERAL

      Our authorized capital stock consists of 200,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock. As of October 31, 2001, there were 66,464,892 shares of Common Stock issued and outstanding. This number of shares of Common Stock does not include shares that could be issued upon conversion or exercise of stock options, debentures and other derivative securities.

COMMON STOCK

      Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event of our liquidation, dissolution or winding-up, the holders of shares of Common Stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities. Shares of Common Stock have no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provision. Holders of shares of Common Stock are entitled to receive dividends if, as and when declared by our Board of Directors out of funds legally available, therefore, subject to any dividend restrictions imposed by our creditors. No dividend or other distribution (including redemptions or repurchases of shares of capital stock) may be made if, after giving effect to such distribution, we would not be able to pay our debts as they become due in the normal course of business, or our total assets would be less than the minimum of our total liabilities. If we realize net profits in the future, our policy will likely be to retain such earnings for the operation and expansion of our business.

TRANSFER AGENT AND REGISTRAR

      Corporate Stock Transfer, Inc., of Denver, Colorado is the transfer agent and registrar of our Common Stock.



                            SELLING SECURITY HOLDERS

OVERVIEW

      This prospectus relates to periodic offers and sales of up to 8,691,498 shares of Common Stock by the selling security holders listed and described below and their pledgees, donees and other successors in interest. The number of shares we are registering is based on the sum of:

      * our good faith estimate of the maximum number of shares we may issue to C.C. Fortune Venture, LLC, Manford Investments, LLC, and View Far Management Limited under the Subordinated Debentures, as interest;

      * our good faith estimate of the maximum number of shares we may issue to SIM under the Private Equity Line Agreement;

      * the maximum number of shares of Common Stock issuable under common stock purchase warrants;

      * Common Shares issued in lieu of cash for professional and consulting services, purchase of domain names, and other contractual arrangements.

      Accordingly, the number of shares we are registering for issuance may be higher than the number we actually issue under those agreements. On the other hand, if our estimate is too low, we may need to file a new registration statement with the SEC, which will need to become effective before we can issue the shares in question or request additional draw downs on the Private Equity Line Agreement.

PRIVATE PLACEMENT

      Pursuant to fully executed subscription agreements, we sold a combination of $10,000,000 of Subordinated Debentures and Common Stock Purchase Warrants to three accredited investors in May 2001. The securities were sold in a private transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder (the "Private Placement"). The purchasers were C.C. Fortune Venture, LLC, Manford Investments, LLC, and View Far Management Limited.

      CONVERTIBLE SUBORDINATED DEBENTURES

      GENERAL TERMS. The Convertible Subordinated Debentures ("Subordinated Debentures") in the aggregate principal amount of $10,000,000 were issued in May 2001 and have a three year term. Interest payments are to be made quarterly, on August 1, November 1, February 1, and March 1 during the term. The Subordinated Debentures initially bear interest at the rate of 13.75%, payable 50% in shares of our Common Stock and 50% in cash. At any time beginning 1 year after the issuance date, the holder may elect to receive all interest payments in cash only, upon which election the interest payable on the Subordinated Debentures shall be reduced to 12.75%. Such election is permanent. At such times as interest is payable in part in shares of our Common Stock, the number of shares of Common Stock we may issue as interest payments is determined by dividing the amount of the applicable interest payment by the average closing sale price for our Common Stock for the quarterly trading period prior to the date the interest shall be due and payable. The value of such interest shares shall be capped at $15 per share.


      INTEREST PAYMENTS IN COMMON STOCK.  Assuming that:

      * none of the Subordinated Debentures holders elects to have interest paid in cash only;

      *     that we make all interest payments on time; and

      *     that there are no events of default,

the maximum amount of interest payments during the term of the Subordinated Debentures will be $4,125,000, one half of which ($2,062,500) would be payable in shares of our Common Stock. It is impossible at this time to determine the exact number of shares of our Common Stock that would have to be issued to make such interest payments because the price per share of Common Stock utilized in the calculation is determined each quarter during the term based upon the average closing sale price for our Common Stock during each respective quarter.

      Based upon the closing sale price for our Common Stock on the NASDAQ National Market on November 16, 2001 ($1.09), the total number of shares issuable as interest payments through the term of the Subordinated Debentures would be 1,892,202 shares of Common Stock. In the event:

      * the average actual share price computed during the quarters throughout the term is higher or lower than the share price based on November 16, 2001;

      * one or more Subordinated Debenture holders elects to receive interest payments in cash only;

      *     we prepay the principal and interest under the Subordinated
            Debentures;

      * there is an event of default resulting in the increase in the interest rate to 18%; or

      * one or more of the Subordinated Debentures holders converts the principal and interest due under the Subordinated Debentures to shares of Common Stock during the term,

then the number of shares of Common Stock to be issued as interest payments under the Subordinated Debentures may be higher or lower than the number that has been estimated above. All of the 1,892,202 shares of Common Stock estimated to be issuable as interest payments under the Subordinated Debentures are included in this prospectus.

      ISSUANCE OF COMMON STOCK UPON CONVERSION. In addition to interest payments, shares of Common Stock may be issued to the Subordinated Debentures holders in the event they elect to convert the principal and/or interest due under the Subordinated Debentures to shares of Common Stock. The Subordinated Debentures holders have the right to convert commencing 6 months after the issuance date and continuing for the remainder of the term. The per share conversion price of Common Stock shall be 90% of the average closing sale price for a share of Common Stock for the 20 trading days immediately prior to the date of the conversion notice. The conversion price shall in no event be less than $3.25. Based upon the minimum conversion price of $3.25 per share, and assuming that all interest payments are timely made and that all holders of the Debentures elect to convert as soon as possible, the total number of shares issuable upon the conversion would be 3,076,923 shares of Common Stock. In the event:

      *     one or more of the Debentures holders does not elect to convert;

      * we prepay the principal and interest under the Debentures prior to conversion;

      *     interest payments are not timely made;

      *     one or more events of default occur; or

      * the actual conversion price of a share of Common Stock is higher than the minimum conversion price,

then the number of shares of Common Stock to be issued on conversion of the Subordinated Debentures may be higher or lower than the number that has been estimated above. None of the 3,076,923 shares of Common Stock estimated to be issuable upon conversion of the Subordinated Debentures are included in this prospectus.

      COMMON STOCK PURCHASE WARRANTS.

      GENERAL TERMS. The three accredited investors in the Private Placement received, in addition to the Subordinated Debentures, Common Stock Purchase Warrants entitling them to purchase in the aggregate:

      *     1,500,000 shares of Common Stock at $3.00 per share;

      *     500,000 shares of Common Stock at $4.00 per share; and

      *     500,000 shares of Common Stock at $5.00 per share.

      The Common Stock Purchase Warrants are exercisable immediately and expire 24 months after the effective date of the registration statement covering the underlying shares. The number of shares the holders of the Common Stock Purchase Warrants are entitled to received upon their execution of the Common Stock

Purchase Warrants is subject to adjustment in the event of a stock split, stock dividend, recapitalization or reclassification of our Common Stock. In the event of a capital reorganization or reclassification of the Common Stock or any consolidation or merger of the Company with or into another corporation, or transfer of all or substantially all of our assets, or the payment of a liquidating distribution, then lawful provision shall be made so that the holders of the Common Stock Purchase Warrants shall have the right thereafter to receive upon the exercise of the Common Stock Purchase Warrants the kind and amount of shares of stock or other securities or property the holders would have been entitled to receive if, immediately prior to such action the holder had held the number of shares of Common Stock which were then purchasable upon the exercise of the Common Stock Purchase Warrants. The Common Stock Purchase Warrants may only be exercised in increments of 100 shares of Common Stock.

      ISSUANCE OF COMMON STOCK UPON EXERCISE. Assuming that no "adjustment event" (as described above) occurs, the holders of the Common Stock Purchase Warrants are entitled to receive a total of 2,500,000 shares of Common Stock upon the exercise of the Common Stock Purchase Warrants. All 2,500,000 shares of Common Stock underlying the Common Stock Purchase Warrants are not included in this prospectus.

      PRIVATE EQUITY LINE AGREEMENT


      In September 2001, we entered into a Private Equity Agreement with SIM in order to establish a possible source of funding for the development of our business. The Private Equity Agreement establishes what is sometimes also referred to as an equity draw down facility, through which SIM has committed to provide us up to $15,000,000 over a 24 month period, upon our request, in return for Common Stock we issue to SIM.



      THE PUT PROCEDURE AND THE STOCK PURCHASES

      We may request a draw down once every 7 days by serving SIM with a put notice, stating the amount of the draw down that we wish to exercise.


      AMOUNT OF THE DRAW DOWN. No draw down can be less than 10,000 shares of Common Stock, or more than 17.5% of the "average daily trading volume" multiplied by a factor 5, which is considered for each day of the 5 day period consisting of the 2 trading days prior to the trading day the put notice is deemed to be delivered, the 2 trading days after the trading day the put notice is deemed to be delivered, and the trading day the put notice is deemed to be delivered (provided, however, that if during that 5 trading day period we:


      *     make a dividend or distribution of our Common Stock;

      *     subdivide or combine the Common Stock;

      * issue additional shares of our Common Stock at a price per share less than the closing bid price of the Common Stock on the primary market on which our Common Stock is listed (currently the NASDAQ National Market) immediately prior to such issuance;

      * make a distribution of our assets or evidence of indebtedness to the holders of our Common Stock as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus or any distribution to such holders made in respect of the sale of all or substantially all of our assets; or

      * take any other action affecting the number of our outstanding shares of Common Stock, which, in SIM's opinion, would have a materially adverse effect upon the rights of SIM at the time of the put;

then, a new 5 trading day period shall begin on the trading day immediately after the public announcement of such event and end on the fifth trading day thereafter). The "average daily trading volume" means the average of the daily trading volumes for the Common Stock on the primary market on which the Common Stock is then listed (currently the NASDAQ National Market) for 8 of the 10 trading days immediately preceding such date, after removing the trading day with the highest trading volume and the trading day with the lowest trading volume.

      NUMBER OF SHARES. The number of put shares of Common Stock that SIM must purchase pursuant to a put notice is determined by dividing the investment amount stated in the put notice by the "purchase price" of the Common Stock on the trading day on which the put notice is delivered. The "purchase price" means 85% of the lesser of:

      * the closing bid price (as reported by Bloomberg L.P.) of the Common Stock on the principal market on which it is then listed on the day the put notice is deemed served; and

      * the lowest trade price of the Common Stock (as reported by Bloomberg L.P.) during such trading day.

      MINIMUM DOLLAR AMOUNT OF ALL PUTS. We must issue put notices and sell shares of our Common Stock to SIM, pursuant to the Private Equity Line Agreement, totaling at least $1,000,000.

      MAXIMUM PUT. We can put $15,000,000 of our Common Stock to SIM, but no more than19.9% of our outstanding shares of Common Stock.

      SAMPLE CALCULATION OF STOCK PURCHASES.


      The following is an example of the calculation of the draw down amount and the number of shares of Common Stock we would issue to SIM in connection with that draw down based on the assumptions noted in the discussion below.


      For purposes of this example, suppose that we serve a put notice on SIM in the amount of $50,000 on November 30, 2001. Suppose further that the average daily trading volume for 8 of the 10 trading days immediately preceding November 30, 2001 is 350,000 shares. Suppose further that the closing bid price for the Common Stock on the NASDAQ National Market on November 30th was $1.38 per share, and that the lowest trade price of the Common stock on the NASDAQ National Market on November 30th was $1.31 per share (as reported by Bloomberg L.P.).

      Based on the foregoing, the amount of the draw down is $50,000, and the number of shares of Common Stock to be put to SIM is $50,000 (the draw down amount) divided by $1.1135 (85% of the lesser of the closing bid price and the lowest trade price for the Common Stock on the NASDAQ National Market on November 30th), which equals 44,904 shares of Common Stock (after rounding).

That amount is both greater than the minimum put amount of 10,000 shares of Common Stock, and less than the maximum put amount of 306,250 shares of Common Stock (17.5% of 350,000 the average daily trading volume times 5)). Assuming the 44,904 shares of Common Stock is both less than 19.9% of the then outstanding Common Stock, and would not increase SIM's position in Common Stock above 19.9% of the then outstanding Common Stock, and that all other conditions set forth in the Private Equity Line Agreement have been satisfied, we would be obligated to deposit a certificate representing 44,904 shares of Common Stock with the escrow agent, and SIM would be obligated to wire $50,000 to the escrow agent, in each case within 5 trading days of November 30th. Distribution of the draw down amount to us and the 44,904 shares of Common Stock to SIM would then occur pursuant to the terms of the escrow agreement.

      NECESSARY CONDITIONS BEFORE SIM IS OBLIGATED TO PURCHASE SHARES OF COMMON STOCK

      The following principle conditions must be satisfied before SIM is obligated to purchase any shares of Common Stock that we may "put" from time to time:

      * a registration statement for the resale of the Common Stock to be purchased by SIM must have been filed and declared effective by the SEC and must remain effective and available as of the condition satisfaction date and (1) neither SIM nor we shall have received notice that the SEC has issued or intends to issue a stop order with respect to the registration statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the registration statement, either temporarily or permanently, or intends or has threatened to do so, and (2) no other suspension of the use or withdrawal of the effectiveness of the registration statement or related prospectus shall exist;

      * we shall have performed, satisfied and complied in all material respect with all covenants, agreements and conditions required by the Private Equity Line Agreement and our representations and warranties in the Private Equity Line Agreement shall be true and correct;

      * no statute, rule, regulation, executive order, decree, ruling or injunction shall be in effect that prohibits the transactions contemplated by the Private Equity Line Agreement or that otherwise has a material adverse effect, and no actions, suits or proceedings shall be in progress, pending or threatened by any person, that seek to enjoin or prohibit the transactions contemplated by the Private Equity Line Agreement or otherwise could reasonably be expected to have a material adverse effect;

      * trading in our Common Shares must not have been suspended by the SEC, the principal market on which the Common Stock is then listed or the NASD and the Common Stock shall have been approved for listing or quotation on and shall be then trading on the NASDAQ National Market, the American Stock Exchange, the New York Stock Exchange or the OTC Bulletin Board, and the issuance of the shares of Common Stock in question shall not violate the shareholder approval requirements of the principal exchange on which the Common Stock is then listed;

      * we shall have delivered to SIM, within 5 days of the effective date of the registration statement covering the Common Stock, an opinion of our counsel;

      * no dispute between us and SIM shall exist regarding the adequacy of the disclosure contained in the registration statement covering the Common Stock to be issued;

      * SIM shall not be obligated to purchase and pay for any shares of Common Stock pursuant to a put notice if the number of shares then to be purchased, together with all shares of Common Stock then owned by SIM, would result in SIM owning greater than 9.9% of all of the Common Stock that would be outstanding after said purchase;

      * the minimum average of the daily trading volumes for the Common Stock on the principal market on which it is then listed for 8 of the 10 trading days immediately preceding such date (after removing the trading day with the highest trading volume and the trading day with the lowest trading volume) equals or exceeds 1,000 shares per trading day; and

      * at least 7 days shall have elapsed since the immediately prior put date.

      CLOSINGS OF COMMON STOCK PURCHASES.

      On the 5th trading day following the date a put notice is deemed to have been served, (1) we must deliver into escrow, pursuant to the terms of an escrow agreement between SIM and us, one or more certificates evidencing that number of shares of Common Stock to be purchased by SIM pursuant to a duly served put notice, (2) SIM shall deliver into escrow the investment amount specified in the duly served put notice, by wire transfer or immediately available funds, and (3) both parties shall provide each other with all other documents required by the Private Equity Line Agreement. Payment of the investment amount to us and the delivery of the certificates to SIM shall occur in accordance with the terms of the escrow agreement. We are responsible for all expenses of the escrow agent.

      ADDITIONAL OBLIGATIONS.

      Pursuant to the terms of the Private Equity Line Agreement, we are obligated to:

      * cause the registration statement covering the shares of Common Stock to be sold under the Private Equity Line Agreement to remain in full force and effect and to comply in all respects with the terms thereof;

      * reserve that number of shares of Common Stock necessary to meet our obligations under the Private Equity Line Agreement;

      *     maintain the listing of our Common Stock;

      * cause our Common Stock to continue to be registered under Section 12 of the Securities Act;

      *     preserve our corporate existence;

      *     provide SIM with copies of all documents that we file with the SEC;

      * notify SIM upon the occurrence of certain events relating to the registration statement covering the shares of Common Stock to be sold pursuant to the Private Equity Line Agreement;

      * within 10 days after the commencement of each calendar quarter during the term of the Private Equity Line Agreement, notify SIM as to our reasonable expectations as to the dollar amount we intend to raise during such calendar quarter, if any, through the issuance of put notices to SIM;

      * refrain from effecting any merger or consolidation with or into, or a transfer of all or substantially all of our assets, to another entity unless the resulting successor or acquiring entity (if not us) assumes by written instrument the obligation to deliver to SIM such shares of stock and/or securities as SIM is entitled to receive pursuant to the Private Equity Line Agreement; and

      * refrain from entering into any other agreements, arrangements or understandings granting us the right to put shares of our securities to one or more investors in private placements.

      TERMINATION OF PRIVATE EQUITY LINE AGREEMENT

      The Private Equity Line Agreement will terminate on the earlier of:

      * 24 months after the earlier of (1) the effective date of the registration statement registering for resale the shares of Common Stock to be sold to SIM under the Private Equity Line Agreement and
            (2) such earlier date as SIM and us agree in writing; and

      * the date on which we have made puts of Common Stock in an aggregate amount greater than or equal to $15,000,000, or 19.9% of then outstanding Common Stock.

      SIM has the right to terminate the Private Equity Line Agreement in the event that:

      * the registration statement covering the shares of Common Stock to be issued under the Private Equity Line Agreement is not effective within 120 days after the date of the Private Equity Line Agreement;

      * there shall occur any stop order or suspension of trading of the Common Stock or any of our other securities;

      * we fail to amend the registration statement covering the shares of Common Stock to be issued under the Private Equity Line Agreement as required in order to maintain its compliance with the disclosure requirements of the Securities Act;

      *     an event happens that has a material adverse effect on us;

      *     we experience a change in control;

      * we fail to comply with the provisions of the Private Equity Line Agreement regarding (1) maintaining the listing of our Common Stock;
            (2) maintaining the registration of our Common Stock under Section 12 of the Securities Act; (3) keeping the certificates evidencing the shares of Common Stock to be issued under the Private Equity Line Agreement free from legends, except our standard restrictive legend; and (4) maintaining our corporate existence.

      MISCELLANEOUS

      COSTS AND EXPENSES. We have agreed to pay the reasonable fees, expenses and disbursements of SIM's continuing due diligence with respect to the Private Equity Line Agreement, including fees of counsel in connection with SIM's counsels' participation in our filing of a registration statement relating to the Common Stock put to SIM pursuant to the terms of the agreement. In no event shall such expenses aggregate more than 1% of our net proceeds in excess of $1,000,000 from puts of our Common Stock to SIM.

      COMPLIANCE WITH SECURITIES LAWS AND PROHIBITION ON SHORT SALES. The Private Equity Line Agreement provides that SIM's purchase and resale of shares of Common Stock will be in compliance with all applicable state and federal securities laws, rules and regulations and the rules and regulations of the principal market on which our Common Stock is then listed, and that SIM shall not engage in any short sale or hedging transaction prohibited by Rule 10(b)(6) promulgated under the Securities Act or any other provisions, rule or regulation of the federal securities laws.

      COMMON STOCK TO BE ISSUED PURSUANT TO PRIVATE EQUITY LINE AGREEMENT.


      Pursuant to the terms of the Private Equity Line Agreement, we may put up to a maximum of $15,000,000 of Common Stock to SIM during the two year term of the agreement, subject to certain restrictions. The number of shares of Common Stock issuable upon the serving of a put notice is determined by dividing the investment amount stated in the put notice by the "purchase price" of the Common Stock on the trading day on which the put notice is delivered. The "purchase price" shall mean 85% of the lesser of (1) the closing bid price (as reported by Bloomberg L.P.) of the Common Stock on the principal market on which it is then listed on the day the put notice is deemed served and (2) the lowest trade price of the Common Stock (as reported by Bloomberg L.P.) during such trading day. Assuming that we elect to put the maximum amount allowable ($15,000,000), and based upon a per share price of Common Stock equal to $1.00, the maximum number of shares issuable to SIM under the Private Equity Line Agreement is 15,000,000 shares of Common Stock. 5,000,000 shares of Common Stock estimated to be issuable pursuant to the Private Equity Line Agreement are included in this registration statement.

SALES OF COMMON STOCK BY SELLING SECURITY HOLDERS

      This registration statement relates to periodic offers and sales of up to 8,691,498 shares of common stock by the selling security holders and their pledgees, donees and other successors in interest. The following table sets forth:

      *     the name of each selling security holder,

      *     the number of shares owned and

      * the number of shares being registered for resale by each selling security holder

      All of the shares being registered for resale under this registration statement for the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the shares owned by them which are included in this registration statement, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares being offered hereby that will be held by the selling security holders upon termination of any offering made hereby. We have, therefore, for the purposes of the following table assumed that:

      * we will elect to draw down $5,000,000, pursuant to the terms of the Private Equity Line Agreement;

      * that the selling security holders will exercise the warrants described below;

      * that the selling security holders will elect to receive interest payments under the Subordinated Debentures partly in shares of Common Stock and partly in cash; and

      * that the selling security holders will elect to sell all of the shares owned by them which are being offered hereby.

      Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of Common Stock owned by each selling security holder is based upon the information contained in a record list of our shareholders at November 13, 2001. For purposes of this filing, the Company has made the assumption that all of the shares included in this Registration Statement will be sold, however there is no contractual or other arrangements requiring any of these shares to be sold.


                                                      NUMBER OF             SHARES TO        SHARES TO BE OWNED
NAME OF SELLING SECURITY HOLDER                      SHARES OWNED           BE OFFERED         AFTER OFFERING
-------------------------------                    ----------------       --------------    --------------------
C. C. Fortune Venture, LLC (1)                         1,135,322            1,135,322                    0
Manford Investments, LLC (2)                             966,675              966,675                    0
View Far Management Limited (3)                        2,616,213              378,440            2,237,773
Strategic Investment Management, S.A. (4)              5,000,000            5,000,000                    0
Syzex Corporation (5)                                    181,818              181,818                    0
Angela Sabella (6)                                       848,235              588,235              260,000
Jeff Spetalnick (7)                                        3,120                3,120                    0
Park Joonegun (8)                                          6,763                3,120                3,643
Integrated Management Group, Inc. (9)                     15,000               15,000                    0
Business Management Partners (10)                        200,000              200,000                    0
Thomas, Kayden, Horstemeyer & Risley, LLP (11)            69,768               69,768                    0
Raymond James & Associates, Inc. (12)                     25,000               25,000                    0
Cardio Command (13)                                      125,000              125,000                    0
                                                      ----------           ----------           ----------
     Totals                                           11,192,914            8,691,498            2,501,416
                                                      ==========           ==========           ==========

(1) Includes (1) 42,232 shares of our Common stock presently issued and outstanding (2) 1,093,090 shares of our Common Stock issuable pursuant to the terms of a Subordinated Debenture as payment of 50% of the total interest payments and upon the election to convert the principal and interest under the Subordinated Debenture into shares of our Common Stock; Ms Angela Sabella is the control person of C.C. Fortune Venture, LLC and is subject to a 13D filing.


(2) Includes (1) 601,717 shares of our Common stock presently issued and outstanding; (2) 364,958 shares of our Common Stock issuable pursuant to the terms of a Subordinated Debenture as payment of 50% of the total interest payments. Mr. Anthony Tang is the control person of Manford Investments, LLC.


(3) Includes (1) 1,303,238 shares of the our Common stock presently issued and outstanding; (2) 362,975 shares of our Common Stock issuable pursuant to the terms of a Subordinated Debenture as payment of 50% of the total interest payments, and (3) warrants entitling to purchase up to 950,000 shares of the Company's common stock at exercise prices ranging from $1.25 to $18.44 per share. Mr. K.L. Wong is the control person of View Far Management Limited and is subject to a 13D filing.


(4) Includes 5,000,000 shares of our Common Stock issuable, at our option, pursuant to the terms of a Private Equity Line Agreement. Mr. Richard Pritchard is the control person of Strategic Investment Management, S.A.


(5) Shares issued as consideration under an agreement for marketing and sales services. Mr. Patrick Thompson is the control person for Syzex Corporation

(6) Includes (1) 698,235 shares of our Common Stock which are presently issued and outstanding, and (2) warrants to purchase up to150,000 shares of our Common Stock at an exercise price of $1.25 per share

(7)   Shares issued a consideration for the purchase of a domain name.

(8) Includes (1) 3,120 shares of our Common Stock are presently issued and outstanding which were issued as consideration for the purchase of a domain name; and (2) warrants to purchase up to 3,643 shares of our common stock at an exercise price of $3.50 per share.

(9) Shares issued as consideration for the purchase of a domain name. Mr. Eric Nathanson is the control person for Integrated Management.

(10) Includes warrants to purchase up to 200,000 shares of our Common Stock at an exercise price of $1.00 per share. Mr. Richard Harris is the control person for Business Management Partners.


(11) Shares issued as consideration for payment of legal fees. Mr. Scott Horstemeyer is a partner with Thomas, Kayden, Horstemeyer & Risley, LLP

(12) Shares issued as consideration under a contractual arrangement. Mr. Frank Hancock is a partner with Raymond James & Associates, Inc.


(13) Shares issued in settlement of a contractual arrangement. Mr. Maynard Ramsey III is the control person of CardioCommand, Inc.


      None of the selling security holders have, or within the past three years have had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section. Raymond James & Associates is a registered broker-dealer that received its shares in the ordinary course of business in the transaction described in footnote 12 above. To our knowledge Raymond James & Associates does not have any arrangement with any person to participate in the distribution of such securities.

      We have agreed to pay the full costs and expenses in connection with the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

                              PLAN OF DISTRIBUTION

GENERAL

      The shares of Common Stock owned, or which may be acquired, by the selling security holders may be offered and sold by means of this registration statement from time to time as market conditions permit in the principal market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

      * a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      * purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this registration statement;

      * ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

      * face-to-face transactions between sellers and purchasers without a broker/dealer.

      In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling security holders in amounts to be negotiated.

      Other than SIM, the selling shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act and the 1934 Act, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. SIM is an "underwriter" in connection with the resale of its share of Common Stock. We have been informed by SIM that there are no existing arrangements between it and any other stockholder, broker, dealer or underwriter in relation to the distribution of this registration statement. We have agreed to indemnify the selling security holders, SIM and any securities broker/dealers who may be deemed to be an underwriter against certain liabilities, including liabilities under the Securities Act.

      We have advised the selling security holders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the registration statement delivery requirements under the Securities Act. We have also advised each selling security holder that in the event of a "distribution" of the shares owned by the selling security holder, such selling security holder, any "affiliated purchasers" and any broker/dealer or other person who participates in such distribution, and SIM at all times, may be subject to Rule 102 under the Securities Exchange Act of 1934 (the "1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods." We have also advised the selling security holders and SIM that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this registration statement.

      The selling security holders do not intend to distribute or deliver the prospectus by means other than by hand or mail.

UNDERWRITING COMPENSATION


      The underwriting compensation for SIM will depend on the amount of financing that we obtain under the Private Equity Line Agreement. SIM will purchase shares under the Private Equity Line Agreement for a purchase price equal to 85% of the lesser of (1) the closing bid price (as reported by Bloomberg L.P.) of the Common Stock on the principal market on which it is then listed (currently the NASDAQ National Market) on the day the put notice in question is deemed served, and (2) the lowest trade price of the Common Stock (as reported by Bloomberg L.P.) during such trading day. Assuming that we draw down the maximum amount allowable under the Private Equity Line Agreement, SIM's underwriting compensation would total $2,250,000.


                       WHERE YOU CAN FIND MORE INFORMATION


      We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., and at its offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act until the offering is completed:

      * our annual report on Form 10-KSB for the fiscal year ended December 31, 2000,

      * our proxy statement filed on May 9, 2001, for our annual meeting of shareholders,

      * our quarterly reports on Forms 10-Q for the periods ended March 31, 2001, June 30, 2001, and September 30, 2001,

      * our current report on Form 8-K filed on June 1, 2001, June 28, 2001, September 17, 2001, October 15, 2001 and October 31, 2001.

      You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:


                               Corporate Secretary
                                 CyberCare, Inc.
                      2500 Quantum Lakes Drive, Suite 1000
                        Boynton Beach, Florida 33426-8308
                             Telephone (561)742-5000



                                  LEGAL MATTERS

      The validity of the issuance of the securities offered hereby will be passed upon for us by Atlas Pearlman, P.A., Fort Lauderdale, Florida.

                                     EXPERTS

      Ernst & Young LLP, Certified Public Accountants, have audited our consolidated financial statements included in our Annual Report on Form 10-KSB for the two years ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

================================================================================


                                8,691,498 SHARES

                                 CYBERCARE, INC.

                                  COMMON STOCK

                                NOVEMBER 21, 2001


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.*

Registration Fees - Securities and Exchange Commission      $    2,500*
Listing of Additional Shares - The Nasdaq Stock Market          35,000*
Cost of Printing                                                15,000*
Legal Fees and Expenses                                         15,000*
Accounting Fees and Expenses                                     5,000*
Blue Sky Fees and Expenses                                          --*
Miscellaneous                                                       --*
                                                             ---------

            Total                                            $  72,500*
                                                             =========

*Estimated

Item 15.  Indemnification of Directors and Officers.

      The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of a Florida corporation. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by the Florida Business Corporation Act any person whom we may indemnify under the act.

      The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies including injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for:

      * violations of criminal laws, unless the director has reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful,

      *     deriving an improper personal benefit from a transaction,

      *     voting for or assenting to an unlawful distribution, and

      * willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

      The statute does not affect a director's responsibilities under any other law, including federal securities laws.

      The effect of Florida law, our articles of incorporation, as amended, and our bylaws, as amended, is to require us to indemnify our officers and directors for any claim arising against those persons in their official capacities if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      To the extent indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.

Item16.  Exhibits and Consolidated Financial Statement Schedules.

Exhibit No.       Description

  4.1             Form of Subordinated Debenture (1)

  5               Opinion of Atlas Pearlman, P.A. *

  10.1            Form of Private Equity Line Agreement (1)

  10.2            Letter of Agreement between Business Management Partners, Inc.
                  and CyberCare, Inc. dated August 15, 2001 (1)

  10.3 Settlement Agreement by and among CyberCare Technologies, Inc., CyberCare, Inc., CardioCommand, Inc., and Maynard Ramsey III dated November 13, 2001(1)

  10.4 Letter Agreement between Raymond James & Associates, Inc., CyberCare, Inc. and CyberCare Technologies, Inc. dated October 12, 2001 (1)

  10.5 Letter of Agreement between Syzex Corporation and CyberCare Technologies, Inc. dated September 25, 2001.(1)

  10.6 Letter Agreement between Thomas, Kayden, Horstemeyer and Risley, L.L.P. and CyberCare, Inc. dated September 11, 2001.(1)

  10.7 Assignment Agreement between Jeff Spetalnick and CyberCare, Inc. dated April 28. 2001 (1)

  10.8            Assignment Agreement between Integrated Management Group, Inc.
                  and CyberCare, Inc. dated August 9, 2000.(1)

  10.9            Assignment Agreement between Joongeun Park and CyberCare,Inc.
                  dated May 15, 2001.(1)

  10.10 Letter agreement between Tri Cap Securities Inc, Anthony Chung and CyberCare, Inc. dated September 21, 2001 (1)

  23.1            Consent of Independent Certified Public Accountants(1)

  23.2            Consent of Atlas Pearlman, P.A. (contained in Exhibit 5) *

  24              Power of Attorney. Reference is made to signature page.

   -----------------------
     *   Filed herewith

    (1)  Previously filed


Item 17.  Undertakings.

      CyberCare will:

      1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            i. Include any prospectus required by section 10(a)(3) of the Securities Act;

            ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            iii. Include any additional or changed material information on the plan of distribution.

      2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

      3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


      4. For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) of
Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 159d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


      5. Deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this Amendment No. 1 Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Boynton Beach and the State of Florida, on the January 18, 2002.


                                    CYBERCARE, INC.



                                    By:  /s/ STEVEN M. COHEN
                                         ---------------------------------
                                          Steven M. Cohen
                                          Chief Financial Officer


                                POWER OF ATTORNEY


      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven M. Cohen as his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendment or post-effective amendment to this Registration Statement on Form S-3 or abbreviated registration statement (including, without limitation, any additional registration filed pursuant to Rule 462 under the Securities Act of 1933) with respect hereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




           SIGNATURE                                      TITLE                                         DATE

                                                    Chief Executive, Director
/s/ MICHAEL F. MORRELL                              and Chairman of the Board                     January 18, 2002
-----------------------------------
Michael F. Morrell


/s/ STEVEN M. COHEN                                 Chief Financial Officer                       January 18, 2002
---------------------------------
Steven M. Cohen

                                                     Executive Vice President                     January 18, 2002
/s/ DANA J. PUSATERI                                 and Director
-----------------------------------
Dana J. Pusateri


/s/ DANIEL BIVINS                                   Senior Vice President                         January 18, 2002
---------------------------------------             and Director
Daniel Bivins




/s/ JOSEPH FORTE*                                   President, Chief Operating Officer,           January 18, 2002
--------------------------------------              Senior Vice President
Joseph Forte                                        and Director


/S/ THEODORE J. ORLANDO*                            Director                                      January 18, 2002
----------------------------------
Theodore J. Orlando


/s/ TERRY LAZAR*                                    Director                                      January 18, 2002
----------------------------------------
Terry Lazar


/s/ ALAN ADELSON*                                   Director                                      January 18, 2002
---------------------------------------
Alan Adelson


/s/ PETER MURPHY*                                   Director                                      January 18, 2002
---------------------------------------
Peter Murphy

/s/ ZACHARIAH P. ZACHARIAH*                         Director                                      January 18, 2002
---------------------------------
Zachariah P. Zachariah


* By Attorney In Fact




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